Exhibit 2.1

Execution Copy

ACQUISITION AGREEMENT

BY AND AMONG

HILAND OPERATING, LLC,

HILAND PARTNERS, LLC

AND

THE MEMBERS OF HILAND PARTNERS, LLC

Dated as of September 1, 2005

TABLE OF CONTENTS

ARTICLE I THE ACQUISITION

1.1	Purchase and Sale
1.2	Closing
1.3	Effect of Transaction
1.4	Required Withholding
1.5	Taking of Necessary Action; Further Action

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS

2.1	Organization and Standing of the Company
2.2	Authority; Valid and Binding Agreements
2.3	Conflicts; Consents
2.4	Equity Interests
2.5	Outstanding Interests
2.6	Financial Information
2.7	Undisclosed Liabilities
2.8	Taxes
2.9	Title to Certain Assets
2.10	Real Property
2.11	Intellectual Property and Related Matters
2.12	Material Contracts
2.13	Litigation
2.14	Absence of Changes or Events
2.15	Compliance with Applicable Laws
2.16	Certain Employee Matters
2.17	Benefit Plans
2.18	Brokers
2.19	Insurance
2.20	Books and Records
2.21	Ownership of Interests
2.22	Absence of Claims by the Members
2.23	Authority
2.24	No Conflict
2.25	Consents

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER

3.1	Organization and Standing of Buyer
3.2	Authority; Valid and Binding Agreement
3.3	Conflict; Consents
3.4	Litigation

ARTICLE IV CONDUCT BEFORE THE CLOSING

4.1	Conduct of the Company
4.2	No Solicitation

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ARTICLE V ADDITIONAL AGREEMENTS

5.1	Access to Information
5.2	Confidentiality
5.3	Expenses
5.4	Public Disclosure
5.5	Consents
5.6	Reasonable Efforts
5.7	Notification of Certain Matters
5.8	Certain Accounting Adjustments.

ARTICLE VI CONDITIONS TO THE ACQUISITION

6.1	Conditions to Obligations of Each Party to Effect the Acquisition
6.2	Additional Conditions to Obligations of the Company and the Members
6.3	Additional Conditions to the Obligations of Buyer

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER

7.1	Termination
7.2	Effect of Termination
7.3	Amendment
7.4	Extension; Waiver

ARTICLE VIII NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1	No Survival of Representations and Warranties
8.2	Indemnification

ARTICLE IX GENERAL PROVISIONS

9.1	Notices
9.2	Member Actions
9.3	Interpretation
9.4	Counterparts
9.5	Entire Agreement; Assignment
9.6	Severability
9.7	Other Remedies
9.8	Governing Law
9.9	Specific Performance
9.10	Attorneys’ Fees

ARTICLE X

10.1	Definitions

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ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of September 1, 2005 by and among Hiland Operating, LLC, a Delaware limited liability company (“Buyer”), Hiland Partners, LLC, an Oklahoma limited liability company (the “Company”), and the holders of all of the issued and outstanding membership interests of the Company, each of whom is identified on the signature pages to this Agreement and Schedule 1.1* (individually, a “Member” and collectively, the “Members”).  Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in Article X.

RECITALS

A.            The Buyer, the Company and others are parties to a certain “Omnibus Agreement” dated as of February 15, 2005 (the “Omnibus Agreement”) which provides, inter alia, in Section 5.1 thereof, that Buyer has an unconditional right and exclusive option for a period ending February 2007 to purchase for cash for the fair market value certain assets constituting all of the Company’s right, title and interest in, to and under the Bakken Gathering System as that term is defined in the Omnibus Agreement, including Schedule 1 thereto (the “Bakken Gathering System”).

B.            Pursuant to Section 5.2 of the Omnibus Agreement, the Buyer and the Company have established and agreed that $95,000,000 represents the fair market value of the Bakken Gathering System on the date hereof, and Buyer desires to acquire the Bakken Gathering System for such price.

C.            The Buyer and the Company have considered the cost and expense that would be incurred by each party if the Buyer were to purchase all of the Company’s right, title and interest in the Bakken Gathering System as an asset purchase, and have agreed that it would be cost-effective for the Buyer to purchase all of the outstanding membership interests in the Company, rather than purchase the assets of the Company constituting the Bakken Gathering System.

D.            The Members own all of the issued and outstanding membership interests of the Company.

E.             Buyer desires to acquire from the Members, and the Members desire to sell to Buyer, all of the issued and outstanding membership interests of the Company upon the terms and conditions set forth in this Agreement (the “Acquisition”).

F.             The parties have agreed that the Omnibus Agreement shall be and is hereby amended to permit the Acquisition to occur as provided herein in lieu of requiring the Buyer to purchase the assets constituting the Bakken Gathering System as an asset purchase.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

*       In accordance with Item 601(b)(2), the schedules to this agreement have been omitted. The Registrant will furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon request.

ARTICLE I

THE ACQUISITION

1.1 Purchase and Sale.

(a) At the Closing and subject to and upon the terms and conditions of this Agreement, Buyer shall purchase from each Member, and each Member shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all liens, encumbrances or other defects of title, all of the issued and outstanding membership interests (the “Interests”) of Company held by such Member as set forth opposite such Member’s name on such Member’s signature page to this Agreement (the “Member’s Page”).

(b) In consideration of the sale, assignment and transfer of such Interests and the agreements of the Members made in connection with the transactions contemplated hereby, Buyer shall pay to the Members an aggregate purchase price equal to:

•      $95,000,000; plus

•      the amount of the Company’s positive Working Capital Balance as of the Effective Time; plus

•      the aggregate amount of all verifiable capital expenditures incurred and paid by the Company with respect to the Bakken Gathering System during the Interim Period, but excluding all such amounts paid by the Company for operating and other administrative expenses with respect to the Bakken Gathering System; less

•      an amount equal to all unpaid principal and interest owing by the Company to MidFirst Bank as of the Closing Date; less

•      the amount of the Company’s negative Working Capital Balance as of the Effective Time.

(c) The purchase of the Interests as provided herein shall be effective as of 12:01 a.m. on September 1, 2005, irrespective of the actual date and time of the Closing (the “Effective Time”).

1.2 Closing.

(a) Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the Acquisition (the “Closing”) will take place on later of (i) September 1, 2005, and (ii) a date that is two (2) Business Days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of the Buyer unless another time and/or place is mutually agreed upon in writing by Buyer and the Members.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) The Members and the Company shall submit a proposed Closing statement (the “Purchase Price Adjustment Statement”) to Buyer not fewer than three (3) days prior to

Closing which shall contain the proposed purchase price for the Interests, and the calculations by which such proposed purchase price has been determined, and shall afford Buyer access to the Company’s records pertaining to the computations contained in the Purchase Price Adjustment Statement.  At least two (2) full days prior to Closing, Buyer shall deliver to the Members and the Company a written report containing such changes, if any, which Buyer proposes be made to the Purchase Price Adjustment Statement.  The Members, the Company and Buyer shall each make every reasonable effort to agree prior to the Closing Date on the Purchase Price Adjustment Statement.  The amount agreed to shall be referred to as the “Estimated Purchase Price”.

(c) Subject to the conditions set forth in this Agreement, at the Closing:

(i)            each Member shall deliver to Buyer one or more duly executed assignments representing the Interests to be sold by such Member to Buyer as set forth on the Member’s Page;

(ii)           the Buyer shall pay to the Members an amount equal to 95% of the Estimated Purchase Price (the “Preliminary Purchase Price”), which shall be allocated among the Members pro-rata based on the Interests owned by each Member.

(d) At the Final Settlement Date (as defined in Section 5.8),

(i)            Buyer shall pay to the Members the amount, if any, by which the Final Purchase Price, as defined in Section 5.8, is greater than the Preliminary Purchase Price paid at the Closing, without interest, or

(ii)           the Members shall pay to the Buyer, as the case may be, the amount, if any, by which the Final Purchase Price, as defined in Section 5.8, is less than the Preliminary Purchase Price paid at the Closing, without interest.

(iii)          If the Closing occurs on or after December 1, 2005 but prior to March 1, 2006, Buyer shall pay to the Members interest at an annual rate of 6.44% per annum on the amount of the the Final Purchase Price for the period from the Effective Date to and including the Closing Date.

1.3 Effect of Transaction.  As a result of the transactions contemplated by this Agreement, the Company will, upon the Closing, become a wholly-owned subsidiary of Buyer, which will become the record and beneficial owner of all of the issued and outstanding Interests, and there shall be no outstanding options, warrants or rights to subscribe for or purchase any Interests.

1.4 Required Withholding.  Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this

Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.5 Taking of Necessary Action; Further Action.  If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, to vest in Buyer the full right and title to all the Interests or to ensure that the Company retains full right, title and possession to any and all assets, property, rights, privileges, powers and franchises of the Company, Buyer and the officers and managers of the Company are fully authorized in the name of their respective corporations to take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS

Each of the Members, jointly and severally, represents and warrants to Buyer, except as set forth in the “Schedule of Exceptions” provided to Buyer in connection with this Agreement, that the statements contained in this Article II are true and correct.

2.1 Organization and Standing of the Company.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Oklahoma.  The Company has all requisite limited liability power and authority necessary to enable it to own and operate its properties and to conduct its business as presently conducted and proposed to be conducted.  The Company is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the failure to so qualify would have a Company Material Adverse Effect.

2.2 Authority; Valid and Binding Agreements.  Each Member has all requisite corporate power and authority to execute and deliver this Agreement and each of the agreements contemplated hereby, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Member of this Agreement and each of the agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Member and no further corporate action is required.  This Agreement and each of the agreements contemplated hereby have been duly executed and delivered by each Member, and assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute legal, valid and binding obligations of each Member, as applicable, enforceable against each Member, as applicable, in accordance with their respective terms.

2.3 Conflicts; Consents.  The execution and delivery by each Member of this Agreement and each of the agreements contemplated hereby does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, breach, conflict with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of the Company or any Member, except as set forth on Schedule 2.3, under any provision of: (i) any loan or credit agreement, note, bond, mortgage, indenture, lease, deed of trust, agreement, contract, commitment, license, franchise, permit, understanding, instrument or obligation or other arrangement to which the Company or any Member is a party or by which the Company or any Member or any of its properties or assets may be bound or affected; (ii) the Articles of Organization or Operating Agreement or other constitutive or governing documents of the Company or of any Member (iii) any Legal Requirement applicable to the Company or any Member or any of its properties or assets.  No consent, approval, order, license, permit or authorization of, or notification, registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained or made by or for the Company, any Member or any of their respective Affiliates in connection with the execution, delivery and performance by each Member of this Agreement or any of the agreements contemplated hereby, or the consummation of the transactions contemplated hereby or thereby, except as required by the HSR Act.

2.4 Equity Interests.

(a) The Company does not directly or indirectly own any capital stock of or other equity interests in any other Person.  The Company is not a member of or participant in any other Person.

(b) There are no outstanding warrants, options, rights, other securities, agreements, subscriptions or other commitments, arrangements or undertakings pursuant to which the Company may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any additional membership interests or other securities of the Company or to issue, grant, extend or enter into any such warrant, option, right, security, agreement, subscription or other commitment, arrangement or undertaking.  There are no outstanding options, rights, other securities, agreements or other commitments, arrangements or undertakings pursuant to which the Company is or may become obligated to redeem, repurchase or otherwise acquire or retire any membership interests or other securities of the Company which are presently outstanding or may be issued in the future.

2.5 Outstanding Interests.

(a) The Interests are the only issued and outstanding equity securities of the Company.  All outstanding Interests have been duly authorized and validly issued in compliance with applicable laws, are fully paid and non-assessable and are not subject to any preemptive or subscription rights.  All outstanding membership interests are held as of the date of this Agreement by the Members with the domicile addresses and in the classes and amounts set forth on the Member’s Page, which is a true, correct and complete list of the record holders of membership interests of the Company.  Such Members own of record and (to the Company’s knowledge) beneficially all the outstanding membership interests, each of them so owning the number of Interests set forth their name on Schedule 1.1 free and clear of all Liens or any other restriction on the right to vote, sell or otherwise dispose of such Interests.  All Interests of the Company have been issued in compliance with all applicable federal and state securities laws.

(b) Except as set forth on Schedule 2.5(b), there are no bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into,

or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(c) There are no outstanding rights which permit the holder thereof to cause the Company to file a registration statement under the Securities Act or which permit the holder thereof to include securities of the Company in a registration statement filed by the Company under the Securities Act, and there are no outstanding agreements or other commitments which otherwise relate to the registration of any securities of the Company under the Securities Act.

(d) There are no voting trusts, proxies, or other agreements or understandings regarding the voting stock of the Company.  As a result of the Acquisition, Buyer will be the sole record and beneficial holder of all issued and outstanding membership interests of the Company and all rights to acquire or receive any membership interests.

2.6 Financial Information.  Schedule 2.6 includes complete and correct copies of the unaudited, internally prepared balance sheet of the Company and the related statement of operations, as at and for the seven months ended July 31, 2005, and the internally prepared, unaudited balance sheet, statement of operations and members’ equity and cash flows as of and for the twelve (12) months ended December 31, 2004, for the Company (the “Unaudited Financials”).  The Unaudited Financials are in accordance with the books and records of the Company (which books and records are maintained on a basis utilized for federal income tax purposes and which basis does not, in the aggregate, materially deviate from that which would result had such books and records been prepared in conformity with GAAP (except for the lack of normal year-end adjustments and the lack of footnotes)) and fairly present the consolidated financial condition, results of operations and cash flows of the Company at or for the respective periods then ended.

2.7 Undisclosed Liabilities.  Except as set forth in the Unaudited Financials, the Company does not have and, as a result of the transactions contemplated by this Agreement and the agreements contemplated hereby, will not have, any liabilities or obligations or any nature (whether accrued, absolute, contingent, unasserted or otherwise and whether due or to become due) except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, and which, individually or in the aggregate, do not exceed $25,000.  The reserves, if any, established by the Company or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Company on the date of this Agreement and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for in the Unaudited Financials.

2.8 Taxes.  The Company has filed or caused to be filed in a timely manner (within any applicable extension periods) and in the appropriate jurisdictions all Returns relating to any and all Taxes concerning or attributable to the Company or its operations required to be filed and such Returns are and will be true, correct and complete in all material respects.  The charges, accruals, and reserves for Taxes for the Company as reflected in the Unaudited Financials are adequate to cover Tax liabilities of the Company accruing through the date thereof.  The Company has not incurred any liability for Taxes since December 31, 2004 other than in the ordinary course of business.  All Taxes due from and payable by, or due in connection with and payable with respect to, the Company on or before the Closing have been or will be fully paid on a timely basis.  No Liens have been filed and no claims are being asserted by or against any of the Company for any Taxes (other than Liens for Taxes not yet due and payable).  The Company has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.  The Company has not received any notice of assessment or proposed assessment of any Taxes claimed to be owed by it or any other Person on its behalf.  No Returns filed by or on behalf of the Company for Taxes are currently being audited or examined and the Company has not received notice of any such audit or examination.  No material issue has been raised by any taxing authority regarding the Company in any audit or examination which, by application of similar principles, could reasonably be expected to result in a proposed material adjustment to the liability for Taxes for any period not so examined.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction, and the Company has not received any notice or request for information from any such authority.  The Company has not been a member of an affiliated group (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary income tax return.  The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company, and no Governmental Authority has proposed an adjustment or change in accounting method.  The Company is not a party to any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect.  The Company has not consented to any waiver of the statute of limitations for the assessment of any Taxes or has requested any extension of time for the payment of any Taxes.  The Company has not ever held a beneficial interest in any other Person.  The Company is not obligated to make, nor as a result of any event connected with the transactions contemplated by this Agreement will become obligated to make, any payment that would not be deductible under Section 280G of the Code.

2.9 Title to Certain Assets.  The Company has good and indefeasible title to the Bakken Gathering System and good and valid title to, or a valid leasehold interest in, as applicable, all of its other assets reflected on the Unaudited Financials or acquired after the date thereof, free and clear of all Liens except statutory liens for the payment of current taxes that are not yet delinquent and which do not affect the properties or assets of the Company in any material respect.  All assets leased by the Company, which assets are listed on Schedule 2.9, are in the condition required by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof.  Such assets, together with the assets listed on Schedule 2.10, constitute all of the material properties, interests, assets and rights held for use or used in connection with the business and operations of the Company and constitute all those necessary to continue to operate the business of the Company consistent with current and historical practice and as presently contemplated to be conducted.  Except as indicated in the preceding sentence, this Section 2.9 does not relate to (i) real property or (ii) intellectual property of the Company; such items are covered under Section 2.10.

2.10 Real Property.

(a) Schedule 2.10 sets forth (i) a complete list of the real property, including rights of way and easements, owned by the Company (“Owned Real Property”), and (ii) a complete list of all real property and interests in real property leased by the Company or which the Company otherwise occupies or has a right to occupy under a written or unwritten agreement (“Leased Real Property”).  The Company has good and valid title to all Owned Real Property and good and valid leasehold interests in all Leased Real Property, free and clear of all Liens.  With respect to the leases or other occupancy agreements affecting the Owned Real Property or the Leased Real Property (each, a “Lease”), there exists no default by the Company or any event or circumstance which upon notice or the passage of time, or both, would give rise to any default by the Company, nor, to the knowledge of the Company, is there any such default or events or circumstances of default by any other party to such Lease.  No party other than the Company has the right to occupy any of the Owned Real Property or Leased Real Property.

(b) The Company is not required to incur any material cost or expense for any restoration or surrender obligations upon the expiration or earlier termination of any Lease.  The Company has made available to Buyer true, correct and complete copies of every Lease and lease guaranties including all amendments, terminations and modifications thereof. Except as otherwise described in Schedule 2.10: (i) the Company has not received any notice from any insurance company of any defects or inadequacies in any Owned Real Property or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made, (ii) there are no service, operating or management agreements or arrangements regarding any of the Owned Real Property that cannot be terminated on thirty (30) days’ notice without penalty or surcharge, and (iii) there are no pending, or, to the knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to adversely affect the Owned Real Property.

2.11 Intellectual Property and Related Matters.

(a) “Intellectual Property” means any and all of the following and all rights in and to (i) any patents and patent applications, including any continuation, continuation-in-part, divisional, reissue, renewal, provisional patent applications, and any patents issuing therefrom, and rights in respect of utility models and industrial designs (collectively, “Patents”), (ii) copyright, trademark, service marks, trade dress, trade name, licenses, franchises or domain name (regardless of whether such rights have been registered), (iii) registrations and applications for registration of any of the rights listed in clause (i) of this definition, (iv) trade secrets, confidential information, know-how, moral rights, processes, goodwill and any other intangible assets of the Company, (iv) data of any kind, including any rights to use Personally-Identifiable Data, (iv) the likeness, name, signature, voice or other personal characteristics of any Person, and (v) any other proprietary or intellectual property rights of any kind.  “Personally-Identifiable Data” means data containing personally-identifiable information relating to any natural Person, or any e-mail address.  The Company owns no Intellectual Property or license to use Intellectual Property other than commercially available software licensed under “shrink wrap” licenses.

(b) Without limiting the foregoing, the Company has licensed or otherwise possesses the right to use all software, databases and system or user documentation in use on or in connection with any computer owned or leased by the Company or any server hosted for the Company (“Internal Use Software”) as such Internal Use Software is used in connection with the business of the Company as presently conducted.

2.12 Material Contracts.  Schedule 2.12 sets forth all contracts, agreements and instruments, including term sheets and letters of intent regarding the same, whether written or oral (each, a “Contract”), to which the Company is a party or by which the Company is bound that (a) involves or relate to obligations of, or payments to, the Company in excess of $100,000, (b) the license of any patent, copyright, trade secret or other proprietary right, (c) relate to the employment or compensation of any manager, officer or Member of the Company or any Affiliate of such Person, (d) relate to the employment or compensation of any employee, consultant, independent contractor or other agent of the Company, or, to the knowledge of the Company, any Affiliate of such Person, receiving total compensation in excess of $100,000 in any given year, (e) relate to the sale or other disposition of any material assets, properties or rights (other than the sale of inventory), (f) restrict the Company’s ability to do business in any geographic area or grant to any Person exclusive or similar rights in any line of business or in any geographic area, provisions restricting or affecting the development, manufacture or distribution of the Company’s products or services; (g) restrict the Company’s ability to solicit employees of another Person or restrict another Person’s ability to solicit the Company’s employees, (h) to which any Member or Affiliate of any Member is a party, (i) contain provisions providing for indemnification by the Company for infringements of Intellectual Property and other rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business), or (j) is otherwise material to the business, results of operations, financial condition or prospects of the Company, or entered into other than in the ordinary course of business (collectively, the “Material Contracts”).  All of the Material Contracts are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity, and there is no default, or any event which upon notice or the passage of time, or both, would give rise to any material default, in the performance of the Company nor, to the Member’s knowledge, in the performance of any other party to any such Material Contracts.  The Company has not violated and is not reasonably likely to violate with its current business practices, any governmental restrictions or regulations covering any of the Company’s Material Contracts.  Except as set forth on Schedule 2.12, all Material Contracts are valid, binding and in full force and effect as to the Company.

2.13 Litigation.  There is no action, suit, proceeding, or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of, or the right to consummate the transactions contemplated hereby or thereby, or that would reasonably be expected to result, either individually or in the aggregate, in a Company Material Adverse Effect, or in any change in the current equity ownership of the Company.  The Company is not a party to or named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

2.14 Absence of Changes or Events.  Except as set forth on Schedule 2.14, since July 31, 2005, the business of the Company has been conducted in the ordinary course consistent with past practice and there has not been:

(a) any event, violation or other matter that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company in excess of $50,000 individually, other than obligations under customer contracts, current obligations and liabilities, in each case incurred in the ordinary course of business and consistent with past practice;

(c) any payment, discharge, satisfaction or settlement of any claim or obligation of the Company, except in the ordinary course of business and consistent with past practice;

(d) any declaration, setting aside or payment of any dividend or other distribution for any equity securities of the Company or any direct or indirect redemption, purchase or other acquisition of any such equity securities;

(e) any issuance or sale, or any contract entered into for the issuance or sale, of any membership interests or securities convertible into or exercisable for membership interests;

(f) any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset of the Company;

(g) any creation of any Lien on any property of the Company except for Liens in existence on the date of this Agreement that have been incurred in the ordinary course of business and are described on Schedule 2.14(g);

(h) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of the Company, except for those that would not have a Company Material Adverse Effect;

(i) any capital expenditure or commitment or addition to property, plant or equipment of the Company in excess of $100,000 individually or $500,000 in the aggregate;

(j) any material increase in the compensation of employees of the Company (including any increase pursuant to any written bonus, severance, pension, profit sharing or other benefit or compensation plan, policy or arrangement or commitment) or any declaration, payment or commitment to pay any severance or termination benefit, or any increase in any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Company having an annual salary or remuneration in excess of $100,000;

(k) any damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company resulting in liability or loss in excess of $100,000;

(l) any material change in any compensation arrangement or agreement with any employee, officer, director or security holder; or

(m) any labor organization activity related to the Company.

2.15 Compliance with Applicable Laws.

(a) The Company and its properties (including the Leased Real Property), assets, operations and business are in compliance in all material respects with all applicable Legal Requirements, including, without limitation Hazardous Substances (including, without limitation, any product content, product take back and e-waste fees) and human health and safety (“Environmental Requirements”) hazardous materials and occupational safety and health and to the Company’s status as a contractor with any Governmental Authority, except for such instances of noncompliance as would not individually or in the aggregate have a Company Material Adverse Effect or any adverse effect on the Company’s ability to execute, deliver and perform this Agreement and the other agreements contemplated hereby and consummate the transactions contemplated hereby and thereby.  No investigation or review by any Governmental Authority regarding the Company is pending or, to the knowledge of the Company, threatened.

(b) The Company has obtained and has in effect all permits, licenses and other authorizations which are required for the operation of its business and the ownership of its assets, including without limitation to maintain its good standing as a contractor with any Governmental Authority.  The Company is in full compliance with all terms and conditions of such permits, licenses and authorizations, no proceeding is pending or, to the knowledge of the Company, threatened, to revoke or limit any thereof, and the Company does not know of any basis for any such proceeding and the consummation of the transactions contemplated in this Agreement will not result in the non-renewal, revocation or termination of any such license or permit.

(c) There are no past or present (or, to the knowledge of the Company, future) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by the Company with Environmental Requirements or any judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or, to the knowledge of the Company, which may give rise to any common law or legal liability of the Company including liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended, or similar federal, state, county, municipal, or local laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation against or affecting the Company, based on or related to the generation, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment (“Hazardous Materials Activities”) of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste (“Hazardous Substance”).

(d) Except as would not reasonably be expected to result in liability to the Company, there has been no release, discharge, deposit, disposal or contamination of or by a

Hazardous Substance caused by the Company or any person or entity lawfully acting by or through the Company, or to the knowledge of the Company, by any other person or entity, on, under, or contiguous to any property owned or leased by the Company, and to the knowledge of the Company, none of such properties has been used at any time as a landfill, storage, or waste disposal site.

(e) No Hazardous Substance generated, manufactured, processed, used, treated, or stored by the Company or any person or entity lawfully acting by or through the Company or by any other person or entity has been disposed of or treated at any site or location, other than property leased or owned by the Company that was not authorized or licensed to receive such materials for disposal or treatment, or at any site or location for which the Company has received a notice of potential liability or request for information, or at any site or location that has been placed or proposed to be placed on any cleanup list or is the subject of a claim, order or directive or consent (including consent decrees and administrative orders), request, settlement or other demand from any person or entity for removal, remedial, response, corrective action, abatement or cleanup.

(f) The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Requirements or the Hazardous Materials Activities of the Company.

(g) The Company has delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any Owned Real Property or Leased Real Property conducted at the request of, or otherwise in the possession of the Company.  The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

2.16 Certain Employee Matters.  Except as set forth on Schedule 2.16:

(a) The employment of each officer and employee of the Company is terminable at the will of the Company.  To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted is in violation of any term of any employment contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, the Company, and to the Company’s knowledge, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in such violation.  The Company has not received any notice alleging that any such violation has occurred.  The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees.  The Company has not experienced any labor disputes, union organization attempts or work stoppage due to labor disagreements.  There are no unfair labor practice charges or complaints against the Company pending, or to the knowledge of the Company, threatened before the National Labor Relations Board or any comparable state agency or authority.  There are no written or oral contracts, commitments, agreements, understandings or other arrangements with any labor organization, nor work rules or practices agreed to with any labor organization or employee association, applicable to employees of the Company, nor is the Company a party to, or bound by, any collective bargaining or similar agreement.  There is not any representation of the employees of the Company by any labor organization and, to the knowledge of the Company, there are no union organizing activities among the employees of the Company, and to the knowledge of the Company, no question concerning representation has been raised or is threatened respecting the employees of the Company.  The Company is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

(b) To the knowledge of the Company, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, the Company, and to the knowledge of the Company, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in such violation.  The Company has not received any notice alleging that any such violation has occurred.

2.17 Benefit Plans.

(a) The Company has no plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, pension, retirement, savings, deferred compensation, profit-sharing, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind (whether written or otherwise), including without limitation each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been maintained, contributed to or required to be contributed to, by the Company or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) for the benefit of any current or former or retired employee, consultant or director of the Company or any ERISA Affiliate (“Employees”), or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation (collectively, the “Benefit Plans”) and (ii) each material management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other similar agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee (each a “Company Employee Agreement”).  As of the date hereof, neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Benefit Plan or Company Employee Agreement, to modify any Benefit Plan or Company Employee Agreement (except to the extent required by law or to conform any such Benefit Plan or Company Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to adopt or enter into any Benefit Plan or Company Employee Agreement.

(b) The consummation of the transactions contemplated by this Agreement will not (1) entitle any Employee to severance pay or termination benefits, (2) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Employee, (3) obligate the Company or any of its ERISA Affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any Employee for periods before the Closing Date, (4) require assets to be set aside or other forms of security to be provided for any liability under a Benefit Plan or Employee Agreement, or (5) result in any “parachute payment” (within the meaning of Section 280G of the Code) under any Benefit Plan or Employee Agreement.

2.18         Brokers.  No agent, broker, investment banker, Person or firm acting on behalf of the Company or any stockholder (direct or indirect) of the Company or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated by this Agreement or any agreement contemplated hereby.

2.19         Insurance.  Schedule 2.19 contains a list of all insurance policies (“Insurance Policies”) that are currently held by the Company, true and complete copies of which have been made available to the Investors or their representatives.  All Insurance Policies are in the name of the Company, outstanding and in full force and effect, and all premiums due for such policies are currently paid.  The Company has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor has it borrowed against any such policies.  There are and have been no claims in the last five years for which an insurance carrier has denied or threatened to deny coverage.  The Company carries, or is covered by, insurance with companies that the Company believes as of the date of this Agreement to be financially sound and reputable in such amounts with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company.

2.20         Books and Records.  The books of account, ledgers, order books, records and documents of the Company accurately and completely reflect all material information relating to the business of the Company, the nature, acquisition, maintenance, location and collection of each of its material assets, and the nature of all transactions giving rise to material obligations or accounts receivable of the Company.  The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the members, security holders, boards of managers and all committees of the boards of managers, and other governing Persons of the Company.  Complete and accurate copies of all such minute books and the share register of the Company have been provided to Buyer.

2.21         Ownership of Interests.  Each Member is the sole legal and beneficial owner of all of the Interests that are set forth opposite such Member’s name on the Member’s Page, and such Interests are to be sold pursuant to this Agreement.  None of such Interests is subject to any Liens or to any rights of first refusal of any kind, and such Member has not granted any rights to purchase such Interests to any other Person.  Such Member has the sole right to transfer such Interests to Buyer.  Such Interests constitute all of the Interests owned, beneficially or legally by such Member.  Upon the Closing, Buyer will receive good title to such Interests, subject to no Liens retained, granted or permitted by such Member or the Company.

2.22         Absence of Claims by the Members.  Such Member does not have any present claim against the Company and does not have knowledge of the basis for any future claim against the Company whether, contingent or unconditional, fixed or variable under any contract or on any other legal basis whatsoever.

2.23         Authority.  Such Member has the legal capacity to enter into, as applicable, this Agreement and the agreements contemplated by this Agreement to which such Member is a party and to consummate the transactions contemplated hereby and thereby.  No further action is required on the part of Member to authorize the Agreement and the agreements contemplated by this Agreement to which such Member is a party and the transactions contemplated hereby and thereby.  The Agreement and the agreements contemplated by this Agreement to which such Member is a party have been duly executed and delivered by such Member and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of such Member, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

2.24         No Conflict.  The execution and delivery by such Member of the Agreement and the agreements contemplated by this Agreement to which such Member is a party and the consummation of the transactions contemplated hereby and thereby will not conflict with (i) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Member or any of its properties or assets are subject (a “Members Conflict”), or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Member or its properties or assets.

2.25         Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement with such Member, is required by or for such Member in connection with the execution and delivery of the Agreements and the agreements contemplated by this Agreement to which such Member is a party or the consummation of the transactions contemplated hereby or thereby except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable laws thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Members that the statements contained in this Article III are true and correct.

3.1 Organization and Standing of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  Buyer has all requisite limited liability company power and authority necessary to enable it to own and operate its properties and to conduct its business as now being conducted and presently proposed to be conducted.

3.2 Authority; Valid and Binding Agreement.  Buyer has all requisite limited liability power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Buyer and no further action is required.  This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of the other parties hereto, constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

3.3 Conflict; Consents.  The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, breach, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of Buyer, under any provisions of: (i) any loan or credit agreement, note, bond, mortgage, indenture, lease, deed of trust, agreement, contract, commitment, license, franchise, permit, understanding, instrument or obligation or other arrangement to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected; (ii) the constitutive or governing documents of Buyer; or (iii) any Legal Requirement applicable to Buyer or any of its properties or assets.  No consent, approval, order, license, permit or authorization of, or notification, registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained or made by or for Buyer or in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby, except as required by the HSR Act.

3.4 Litigation.  There is no action, suit, proceeding, or investigation pending or, to Buyer’s knowledge, currently threatened against Buyer that questions the validity of, or Buyer’s right to enter into, this Agreement or to consummate the transactions contemplated hereby.

ARTICLE IV

CONDUCT BEFORE THE CLOSING

4.1 Conduct of the Company.  During the period from the date of this Agreement and continuing until the Closing, the Company agrees, and the Members agree to cause the Company, to (a) operate the business of the Company (except to the extent that Buyer shall provide its prior written consent) in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (b) pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and (c) use their reasonable best efforts to (i) preserve intact the Company’s present business organizations, (ii) keep available the services of the Company’s present officers and key employees and (iii) preserve the Company’s relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.  The Company agrees, and the Members agree to cause the Company, during the Interim Period, to promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company.  The Company agrees, and the Members agree to cause the Company, during the Interim Period, without the prior written consent of Buyer, not to:

(a) make any expenditures or enter into any commitment or transaction exceeding $10,000 individually or $30,000 in the aggregate or any commitment or transaction of the type described in Section 2.14;

(b) (i) sell, license or transfer to any person or entity any rights to any Intellectual Property of the Company or enter into any agreement regarding any Intellectual Property of the Company with any person or entity or regarding any Intellectual Property of any person or entity, or (ii) buy or license any Intellectual Property or enter into any agreement regarding the Intellectual Property of any person or entity;

(c) enter into or materially amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope for any products or technology of the Company or enter into any other Contract which would have been required to have been disclosed on Schedule 2.12 had such contract been entered into before the date of this Agreement, unless otherwise permitted by this Article IV;

(d) materially amend or otherwise materially modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Schedule of Exceptions;

(e) commence or settle any litigation other than for collection of debts in the ordinary course of business;

(f) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Interests, or split, combine or reclassify any Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any Interests (or options, warrants or other rights exercisable therefore);

(g) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any membership interests of the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such membership interests or other convertible securities;

(h) cause or permit any amendments to the Company’s operating agreement or other governing documents;

(i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any limited liability company, corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;

(j) sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company except for sales of products in the ordinary course of business;

(k) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(l) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(m) grant any severance or termination pay (in cash or otherwise) to any employee;

(n) adopt any plan which would have been required to be disclosed in Schedule 2.16 or amend any Benefit Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, increase the salaries, wage rates, or other compensation of its employees, or grant any stock-related award (whether payable in cash, shares or otherwise);

(o) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(p) pay, discharge or satisfy, in an amount in excess of $10,000 in any one case, or $30,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment (when due), discharge or satisfaction (when due) in the ordinary course of business;

(q) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) hire or terminate any employees (other than the termination of any employee for cause after notice to and consultation with Buyer), or encourage any employees to resign from the Company;

(s) enter into, modify, terminate or amend any Lease, including but not limited to real estate and equipment Leases;

(t) amend, otherwise modify or violate the terms of, any of the agreements set forth or described in the Schedule of Exceptions;

(u) enter into any transaction not in the ordinary course of business without the express written approval of Buyer; or

(v) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through Section 4.1(u), or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

4.2 No Solicitation.  Until the earlier of (a) the Closing Date, or (b) the date of termination of this Agreement pursuant to the provisions of Section 7.1, the Company, and the Members shall not, nor shall the Company permit, encourage, authorize or direct, as applicable, any of the Company’s officers, managers, directors, employees, agents, representatives or Affiliates (any of such persons a “Representative”) (or encourage, authorize or direct any of the Members), to, directly or indirectly: (i) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, for any offer or proposal to acquire all or any material part of the Company’s businesses, properties or any amount of membership interests (whether or not outstanding), whether by acquisition, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose any information to any person concerning the Company’s businesses or properties, or afford to any person or entity access to its properties, books or records, (iii) assist or cooperate with any person to make any proposal to purchase all or any part of the Interests or assets of the Company, other than inventory of the Company’s products in the ordinary course of business, or (iv) enter into any agreement with any person providing for the acquisition of the Company, whether by acquisition, purchase of assets, license, tender offer or otherwise.  The Company shall immediately cease and cause to be terminated any such contacts or negotiations with any individual or entity relating to any such transaction or business combination.  If the Company or any of its Affiliates receive, before the Closing or the termination of this Agreement in accordance with Section 7.1, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) above, or any request for disclosure or access as referenced in clause (ii) above, the Company shall immediately notify Buyer thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Buyer may reasonably request.  Any breach of this Section 4.2 by any Representative or Members shall be deemed to be a breach of this Section 4.2 by the Company and the Members.  The parties hereto agree that irreparable damage would occur if the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Information.  The Company and Buyer shall each afford the other and its accountants, counsel and other representatives, reasonable access during the period from the date of this Agreement and before the Closing to (i) all of its properties, books, contracts, commitments and records (including such access as may be desired by Buyer for the performance of any environmental tests or investigations of the Owned Real Property and the Leased Real Property), (ii) other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the other party as such party may reasonably request.  The Company agrees to provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request.  No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby in accordance with the terms and provisions hereof and thereof.

5.2 Confidentiality.  Each of the parties hereto hereby agrees, except as may otherwise be required by applicable law, regulation or court order, or except upon written consent of Buyer, to keep confidential the substance and existence of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby, and the information obtained in any investigation pursuant to the negotiation and execution of this Agreement.

5.3 Expenses.  Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of (i) the Company for Third Party Expenses incurred by the Company or (ii) by Buyer for any Third Party Expenses incurred by Buyer.

5.4 Public Disclosure.  No party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the agreements contemplated hereby or the transactions contemplated hereby or thereby, including, if applicable, the termination of this Agreement and the reasons therefore, without the consent of the other party, which consent shall not be unreasonably withheld, except if such disclosure is required to comply with applicable laws.

5.5 Consents.  The Company and the Members shall obtain all necessary consents, waivers and approvals for the transactions contemplated by this Agreement under any Contract.

5.6 Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as expeditiously as reasonably possible, the transactions contemplated by this Agreement and the other agreements contemplated hereby including using reasonable efforts to accomplish the following: (a) the taking of such reasonable acts as are necessary to cause the conditions precedent set forth in Article VI to be satisfied; (b) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority; (c) the obtaining of all necessary consents, approvals or waivers from third parties; (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or any of the agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (e) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other agreements contemplated hereby.

5.7 Notification of Certain Matters.  Each party hereto shall give prompt notice to the other party hereto (either Buyer or the Company and the Members, as appropriate) of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or before the Closing, and (b) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure pursuant to this Section 5.7, however, shall be deemed to amend or supplement the Schedule of Exceptions or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.8 Certain Accounting Adjustments.

(a) Final Purchase Price.  In order to arrive at the Final Purchase Price (as defined in Section 5.8(c) below, the Estimated Purchase Price shall be adjusted based upon the following:

(i)            Upward Adjustments.  The Estimated Purchase Price shall be adjusted upward by the following:

(1)           The amount of all verifiable capital expenditures incurred and paid by the Company with respect to the Bakken Gathering System during the Interim Period and which were not included in the Purchase Price Adjustment Statement, but excluding all such amounts paid by Company for operating and other administrative expenses respecting the Bakken Gathering System;

(2)           An amount equal to any positive Working Capital Balance (as defined below) applicable to the and existing at the Effective Time that was not taken into account in the Purchase Price Adjustment Statement, calculated in accordance with Section 5.8(b) below; and

(3)           Any other amount agreed upon in writing by the Members, the Company and Buyer.

(ii)           Downward Adjustments.  The Estimated Purchase Price shall be adjusted downward by the following:

(1)           An amount equal to all unpaid ad valorem, property and similar Taxes and assessments (but not including income

Taxes) based upon or measured by Company’s beneficial ownership of the Bakken Gathering System and accruing to the Bakken Gathering System prior to the Effective Time;

(2)           An amount equal to any negative Working Capital Balance attributable to the Company and existing at the Effective Time that was not taken into account in the Purchase Price Adjustment Statement, calculated in accordance with Section 5.8(b) below;

(3)           Any other amount agreed upon in writing by the Members, the Company and Buyer.

(b) Working Capital Balance.  The Company’s “Working Capital Balance” shall be equal to the Company’s aggregate cash and accounts receivable and other current assets as of the Effective Time, less the Company’s accounts payable and other current liabilities as of the Effective Time.  The adjustments to be made to the Estimated Purchase Price at Closing pursuant to the provisions of Section 1.1(b) shall include the estimated Working Capital Balance.  The actual amount of such adjustment shall be computed and shall be included in the calculation of the Final Purchase Price.

(c) Final Settlement.  As soon as practicable after the Closing Date, but in any event within 90 calendar days thereafter (the “Final Settlement Period”), Buyer shall prepare and submit to the Members a proposed statement (the “Final Statement”) which will show the final calculation of the purchase price to be paid for the Interests, including the adjustments provided for in Section 1.1(b) (the “Final Purchase Price”).  As soon as possible after receipt of the Final Statement, but in any event within 30 calendar days after receipt thereof, the Members will deliver to Buyer a written report containing the changes, if any, which the Members propose to make to the Final Statement.  In the event no response is made by the Members within such 30-day period, it shall be conclusively presumed that the Members concur with the Final Statement.  In such Final Statement there shall be the basis for the Final Purchase Price.  In the event that the Members submit a response, the parties shall exercise all reasonable efforts to agree upon a mutually acceptable Final Purchase Price and the calculation of the amount, if any, due in connection therewith not later than 150 calendar days after the Closing (the “Final Settlement Date”).  After agreement upon a Final Purchase Price setting forth the amount by which the Estimated Purchase Price shall be adjusted (either upward or downward) has been reached, the amount by which the Final Purchase Price is more or less than the Preliminary Purchase Price shall be paid within five (5) business days thereafter by the party owing the same by confirmed wire transfer to a bank account or accounts to be designated by the appropriate party.  In the event Buyer and the Members are unable to agree with respect to the amounts due pursuant to this Section 5.8(c) before the Final Settlement Date, then either Company or the Members may refer the issues in dispute to a mutually agreeable accounting firm (or such other recognized firm of public accountants as Company and the Members may mutually agree) and the resolution of such issues by such firm shall be final and binding on Company and the Members.  The costs of such public accountant shall be borne equally by the Members, on the one hand, and Buyer on the other hand.

(d) No Further Adjustments.  Following the adjustments under subparagraph (c) above, no further adjustments shall be made with respect to the Final Purchase Price.

ARTICLE VI

CONDITIONS TO THE ACQUISITION

6.1 Conditions to Obligations of Each Party to Effect the Acquisition.  The respective obligations of the Members, the Company and Buyer to effect the Acquisition and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or before the Closing of the condition that (i) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Acquisition illegal or otherwise preventing the consummation of the Acquisition, and (ii) any waiting period (and any extension of the waiting period) applicable to the Acquisition under the HSR Act shall have been terminated or shall have expired.

6.2 Additional Conditions to Obligations of the Company and the Members.  The obligations of the Company and the Members to effect the Acquisition and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or before the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  Each representation and warranty of Buyer contained in Article IV this Agreement that is qualified by “materiality,” “Buyer Material Adverse Effect” or other similar exception or qualification shall be true and correct, and each representation and warranty of Buyer that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date).

(b) Release by MidFirst Bank.  Each Member shall have received and full and complete release from MidFirst Bank of any obligation or liability of any Member to MidFirst Bank with respect to and in connection with the indebtedness of the Company to MidFirst Bank, effective as of the Closing.

(c) Agreements and Covenants.  Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by Buyer before or as of the Closing.

6.3 Additional Conditions to the Obligations of Buyer.  The obligation of Buyer to effect the Acquisition and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or before the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties.  Each representation and warranty of the Members and the Company contained in this Agreement that is qualified by “materiality,” “Company Material Adverse Effect” or other similar exception or qualification shall be true and correct, and each representation and warranty of the Members and the Company that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date).

(b) Agreements and Covenants.  The Members and the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement required to be performed and complied with by the Members and the Company before or as of the Closing.

(c) Third Party Consents.  The Members and the Company shall have received all necessary consents, waivers and approvals for the transactions contemplated by this Agreement under any Contract in a form of consent, waiver or approval (as the case may be) reasonably acceptable to Buyer.

(d) No Company Material Adverse Effect.  There shall not have occurred any event or condition of any character that has had or could reasonably be expected to have a Company Material Adverse Effect.

(e) Certificate of the Company.  Buyer shall have received a certificate, validly executed by Chief Executive Officer of the Company for and on its behalf, that, as of the Closing, the conditions to the obligations of Buyer have been satisfied (unless otherwise waived in writing in accordance with the terms hereof).

(f) Secretary’s Certificate.  Buyer shall have received a certificate, validly executed by the Secretary of the Company for and on its behalf, attaching the Company’s organizational and governing documents.

(g) Buyer shall have received a good standing certificate from the Oklahoma Secretary of State and all other states where the Company is qualified to do business, in each case as of a date not more than three business days before the Closing Date.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.  Except as provided in Section 7.2, this Agreement may be terminated and the Acquisition abandoned at any time before the Closing:

(a) if the Closing has not occurred on or before February 28, 2006;

(b) by mutual written consent of the Company and the Members, on the one hand, and Buyer, on the other;

(c) by Buyer or the Company if: (i) there shall be a final, non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Acquisition, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

(d) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Member set forth in this Agreement, or if any representation or warranty the Company or any Member shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in the Company’s or any Member’s representations and warranties or breach by the Company or any Member is curable by the Company or such Member through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 7.1(d) before the end of a ten (10) day period following such breach (or inaccuracy arising), provided the Company or such Member continues to exercise reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 7.1(d) if such breach by the Company or such Member is cured before the end of such period);

(e) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if any such inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer through the exercise of its reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) before the end of a ten (10) day period following such breach (or inaccuracy arising), provided Buyer continues to exercise reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Buyer is cured before the end of such period);

(f) by Buyer, if a Company Material Adverse Effect shall have occurred after the date of this Agreement.

7.2 Effect of Termination.  If termination of this Agreement as provided in Section 7.1 occurs, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Company or the Members or their respective officers, directors, employees, agents, consultants, representatives or stockholders (in their respective capacities as such), if applicable; provided that each party hereto shall remain liable for any willful breach of this Agreement before its termination; and provided further, that, the provisions of Sections 5.2 (Confidentiality), 5.3 (Expenses) and 5.4 (Public Disclosure), Article VIII and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII.  Termination of this Agreement pursuant to Section 7.1(a) shall not be deemed a choice by the Buyer not to exercise its option to purchase the Bakken Gathering System pursuant to the Omnibus Agreement.

7.3 Amendment.  Before the Closing, the parties hereto may amend this Agreement at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.  On or after the Closing, Buyer, the Company and the Members may amend this Agreement at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

7.4 Extension; Waiver.  At any time before the Closing, Buyer, on the one hand, and the Company and the Members, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  At any time on or after the Closing, Buyer and the Company, on the one hand, and the Members, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1 Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall survive the Closing Date until, but not beyond, the six (6) month anniversary of the Closing, except the representations and warranties contained in Sections 2.8, 2.9 and 2.10(a) shall survive indefinitely, and the representations and warranties contained in Section 2.15 shall survive until, but not beyond, the second anniversary of the Closing.

8.2 Indemnification.

(a) Indemnification by the Company and the Members.  The Members jointly and severally shall indemnify, defend and hold harmless Buyer and its employees, directors, officers, representatives and affiliates, including the Company after the Closing (each an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against, and pay or reimburse, as the case may be, the Indemnified Parties for, any and all losses, claims, liabilities, damages, deficiencies, costs and expenses, including the reasonable fees and expenses of attorneys, accountants and other professionals (each a “Loss” and collectively “Losses”) paid, incurred, accrued or sustained by the Indemnified Parties, or any one of them, directly or indirectly, as a result of any breach or inaccuracy of a representation or warranty of the Members or the Company (a) contained in Article II, or (b) involving fraud or intentional misrepresentation contained in (i) this Agreement as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations shall be deemed to have been made only as of such particular date),

(ii) in the certificate delivered pursuant to Section 6.3(a) of this Agreement or (iii) any other agreement executed by the Members or the Company in connection with this Agreement.

(b) Limitations on Indemnification.  Any other provisions of this Agreement to the contrary notwithstanding, any claim by the Buyer for indemnification for alleged breaches of representations and warranties contained in Article II must be presented to the Members on or before the termination of the survival period for representation or warranty alleged to be breached.  The indemnity obligation of each Members pursuant to in this Article VIII which is based on alleged breaches of representations and warranties contained in Sections 2.9, 2.10(a) and/or Section 2.15 shall not exceed, in the aggregate, the amount of the Final Purchase Price paid to such Member by the Buyer as provided in this Agreement.  Nothing in this Agreement shall limit the liability of the Members for any breach of any representation, warranty or covenant involving fraud or intentional misrepresentation.

(c) Incidental or Consequential Damages.  It is expressly agreed that neither party shall be liable to the other for any punitive, incidental, consequential, indirect or special damages arising under this Agreement.

(d) Sources of Remedy.  Claims shall be made by the delivery of an Indemnification Officer’s Certificates (as defined below) to the Members.  For the purposes hereof, “Indemnification Officer’s Certificate” shall mean a certificate signed by any officer of Buyer: (i) stating that an Indemnified Party has paid, sustained, incurred or accrued, or anticipates that it will have to pay, sustain, incur or accrue Losses, and (ii) specifying the facts pertinent to such indemnification claim and the individual items of Losses included in the amount so stated and, in the case of anticipated Losses, the basis for such anticipated liability.

(e) Objections to Claims for Indemnification.  The Members may make a written objection (a “Claim Notice”) to any claim for indemnification.  The Claim Notice shall be delivered to Buyer within thirty (30) days after delivery of the Indemnification Officer’s Certificate to the Members.

(f) Resolution by the Parties.  The Members and Buyer shall attempt in good faith to resolve any claim for indemnification to which a Claim Notice is made.  If the parties are able to resolve any such claim for indemnification, they shall prepare and sign a memorandum setting forth such agreement.  The Members shall pay Buyer the appropriate amount within five business days after the date of such memorandum unless otherwise agreed to by the Parties.

(g) Arbitration.  If Buyer and the Members are unable to resolve a claim for indemnification to which a Claim Notice has been made within twenty (20) days (as such period may be extended by mutual agreement between the parties), either the Members or Buyer may serve the other with a written demand for arbitration within thirty (30) days of the expiration of such twenty (20) day period, whether or not a court action has been commenced by any party relating to such dispute, and such arbitration shall be binding on the Members and Buyer.  Such arbitration shall be held in Enid, Oklahoma and shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The decision of the arbitrator regarding any claim for indemnification to which a Claim Notice has been made shall be binding and conclusive.  The parties agree to complete such arbitration as expeditiously as reasonably possible.

(h) Members Access to Information.  The Members shall have reasonable access to information about the Company and the reasonable assistance of the Company’s officers and employees for the purpose of exercising its rights hereunder, provided that the Members shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to counsel and experts necessary to perform its duties hereunder who agree to treat such information confidentially).

(i) Defense by Members.  If any Indemnified Party receives notice of any claim or legal proceeding by a person who is not a party to this Agreement (a “Third Party Claim”), such Indemnified Party shall promptly deliver the appropriate Indemnification Officer’s Certificate to the Members.  In connection with any Third Party Claim, the Members may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Members acknowledge to the Indemnified Party in writing the Members’ obligation to indemnify the Indemnified Party for all elements of such claim (subject to any limitations on such liability contained in this Agreement).  If, however, the Members fail or refuse to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to the Members by the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, compromise and settlement of such Third Party Claim with counsel of its own choosing. Failure of the Indemnified Party to furnish written notice to the Members of a Third Party Claim shall not release the Members from its obligations hereunder, except to the extent it is prejudiced by such failure. If the Members assume the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and its own expense; provided, however, that if there exists a conflict of interest between the Members and the Indemnified Party, then the Indemnified Party shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Members, but in no event shall the Members be liable for the costs and expenses of more than one such separate counsel.  If the Members assume the defense of any such claim or legal proceeding, the Members shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Members shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, however, the Indemnified Party shall be entitled to the control of the defense or any such action if it (a) is reasonably likely to result in liabilities which, taken with other then existing claims by any of the Indemnified Parties under this Article VIII, would not be fully indemnified hereunder, or (b) is reasonably likely to result in a Company Material Adverse Effect even if the Members pay all indemnification amounts in full. If the Indemnified party is entitled to control the defense of an action, the Indemnified Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Members, which consent shall not be unreasonably withheld or delayed.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

(a) if to Buyer, to:

Hiland Operating LLC
205 West Maple
Suite 1100
Enid, OK 73701
Attention:	Randy Moeder
Facsimile:	(405) 548-5188

with a copy (which shall not constitute notice) to:

McAfee & Taft
A Professional Corporation
211 North Robinson
Tenth Floor, Two Leadership Square
Oklahoma City, OK 73102
Attention:	Theodore M. Elam, Esq.
Facsimile:	(405) 235-0439

(b) if to the Company, to:

Hiland Partners, LLC
302 North Independence
Enid, OK 73701
Attention:	Mr. Harold Hamm
Facsimile:	(580) 548-5253

9.2 Member Actions.  All obligations, actions and notices of the Members to be satisfied, taken or delivered under this Agreement shall be satisfied, taken or delivered by all Members set forth on Schedule 1.1 for such obligations, actions and notices to be considered satisfied, taken or delivered under this Agreement.

9.3 Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4 Counterparts.  This Agreement may be executed in one or more counterparts and may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart for it to be effective among the other parties.

9.5 Entire Agreement; Assignment.  This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties regarding the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties regarding the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its affiliates so long as Buyer remains obligated to perform those obligations required to be performed by Buyer hereunder.

9.6           Severability.  If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Other Remedies.  Except as specifically set forth herein to the contrary, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Oklahoma, in connection with any matter based upon or arising out of this Agreement or the matters or agreements contemplated herein (except as set forth to the contrary in any such other matter or agreements), and agrees that process may be served upon them in any manner authorized by the laws of the State of Oklahoma, as the case may be, for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.9 Specific Performance.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court located in the State of Oklahoma, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10 Attorneys’ Fees.  If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

ARTICLE X

DEFINITIONS

10.1         Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Acquisition” has the meaning set forth in the Recitals.

“Affiliate” means, for any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such referenced Person and includes, without limitation, (a) any Person who is an officer, director or direct or indirect beneficial holder of at least 5% of the then outstanding capital stock of such Person, and any of the Family Members of any such Person, (b) any Person of which such referenced Person and/or its Affiliates (as defined in clause (a) above), directly or indirectly, either beneficially own(s) at least 5% of the then outstanding equity securities or constitute(s) at least a 5% equity participant, (c) in the case of a referenced Person who is an individual, Family Members of such Person, and (d) in the case of any referenced Person that is an Investor, any Person for which that Investor or its investment adviser, general partner or other Person or entity serving in a similar capacity, or any of their respective Affiliates, serves as general partner and/or investment adviser or in a similar capacity, and all mutual funds, hedge funds, or other pooled investment vehicles or entities under the control or management of such Investor or the general partner or investment adviser thereof or any Person serving in a similar capacity, or any Affiliate of any of them, or any Affiliates of any of the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Benefit Plan” has the meaning set forth in Section 2.17(a).

“Board” means the Board of Managers of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Enid, Oklahoma are authorized or obligated by law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Material Adverse Effect” means any change, event or effect that is, or would reasonably be expected to be, materially adverse to (i) the business, assets (whether tangible or intangible), liabilities, financial condition, operations or results of operations of Buyer and its subsidiaries, taken as a whole, or (ii) Buyer’s ability to consummate the transactions contemplated by this Agreement.

“Claim Notice” has the meaning set forth in Section 8.2(e).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Material Adverse Effect” means any change, event or effect that is, or would reasonably be expected to be, materially adverse to (i) the business, assets (whether tangible or intangible), liabilities, financial condition, operations results of operations or prospects of the Company or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement.

“Contract” has the meaning set forth in Section 2.12.

“Effective Time” has the meaning set forth in Section 1.1(c).

“Environmental Requirement” has the meaning set forth in Section 2.15(a).

“ERISA” has the meaning set forth in Section 2.17(a).

“ERISA Affiliate” has the meaning set forth in Section 2.17(a).

“Estimated Purchase Price” has the meaning set forth in Section 1.2(b).

“Family Member” for a natural person, means (x) a member of the specified person’s immediate family, whether by blood or adoption, which shall include his or her spouse, siblings, descendants, parents or spouses (or surviving spouses) of descendants, or (y) a trust, corporation, limited liability company, partnership or other entity, all of the beneficial interests in which shall be held directly or indirectly by such person or one or more persons described in clause (x); provided, however, that during the period any such trust, corporation, limited liability company, partnership or other entity holds any right, title or interest in any capital stock of the Company, no person or entity other than such person or one or more Family Members of such person of the type listed in clause (x) may be or become beneficiaries, stockholders, members or limited or general partners or owners thereof.

“Final Purchase Price” has the meaning set forth in Section 5.8(c).

“Final Settlement Date” has the meaning set forth in Section 5.8(c).

“Final Settlement Period” has the meaning set forth in Section 5.8(c).

“Final Statement” has the meaning set forth in Section 5.8(c).

“Governmental Authority” means any government, court, administrative agency or commission or other governmental agency, authority or instrumentality, domestic or foreign, of competent jurisdiction.

“Hazardous Material Activities” means as set forth in Section 2.15(c).

“Hazardous Substance” means as set forth in Section 2.15(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Officer’s Certificate” means as set forth in Section 8.2(d).

“Indemnified Party” and “Indemnified Parties” means as set forth in Section 8.2(a).

“Insurance Policies” means as set forth in Section 2.19.

“Intellectual Property” means as set forth in Section 2.11(a).

“Interim Period” means the period commencing on the earlier to occur of the execution of this Agreement or September 1, 2005, and ending as of the Closing.

“Internal Use Software” means as set forth in Section 2.11(b).

“IRS” means the Internal Revenue Service.

“Legal Requirement” means any constitution, act, statute, law, ordinance, treaty, rule, code, ordinance, regulation standard, directive, or official interpretation of, or judgment, injunction, order, decision, decree, license, permit, consent or authorization issued by, any Governmental Authority.

“Lien” means, for any asset, (a) any mortgage, deed of trust, lien, pledge, charge, security interest, easement, covenant, right of way, restriction, equity or encumbrance of any nature whatsoever in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party for such securities.

“Material Contracts” means as set forth in Section 2.12.

“Members” has the meaning set forth in the preamble.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture governmental Authority or other entity, and shall include any successor thereof.

“Personally-Identifiable Data” means as set forth in Section 2.11(a).

“Purchase Price Adjustment Statement” has the meaning set forth in Section 1.2(b).

“Representative” means as set forth in Section 4.2.

“Returns” means returns, reports, information statements and other documentation (including any amendment thereto or additional or supporting materials) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

“Schedule of Exceptions” has the meaning set forth in the introductory paragraph to Article II.

“Tax” or, collectively, “Taxes” shall mean (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed for such amounts, (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person for such amounts and including any liability for taxes of a predecessor or transferor entity.

“Third Party Claim” means as set forth in Section 8.2(i).

“Third Party Expenses” means as set forth in Section 5.3.

“Unaudited Financials” shall have the meaning set forth in Section 2.6.

“Working Capital Balance” has the meaning set forth in Section 5.8(b).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Buyer, the Company and the Members have caused this Agreement to be signed, all as of the date first written above.

HILAND OPERATING, LLC

By:	/s/ Ken Maples
Name: Ken Maples
Title: Chief Financial Officer

HILAND PARTNERS, LLC

By:	Equity Financial Services, Inc.,
Managing Member

	By:	/s/ Randy Moeder
Name: Randy Moeder
Title: President

MEMBERS

/s/ Harold G. Hamm
Harold G. Hamm

Harold Hamm DST Trust

By:	/s/ Bert Mackie
Bert Mackie, Trustee

Harold Hamm HJ Trust

By:	/s/ Bert Mackie
Bert Mackie, Trustee

Equity Financial Services, Inc.

By:	/s/ Randy Moeder
Name: Randy Moeder
Title: President